Exhibit (d)(7)

Amendment to Investment Sub-Advisory Agreement

This Amendment to the Investment Sub-Advisory Agreement (this “Amendment”), dated December     , 2009, between ALPS Advisors, Inc. (the “Adviser”) and Arrow Investment Advisors, LLC (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser have entered into an Investment Sub-Advisory Agreement dated September 18, 2009 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Effective as of December     , 2009, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ADVISORS, INC.	ARROW INVESTMENT ADVISORS, LLC

By:	By:
Name: Thomas A. Carter	Name:
Title: President	Title:

Appendix A

Jefferies | TR/J CRB Global Commodity Equity Index Fund

Jefferies | TR/J CRB Global Agriculture Equity Index Fund

Jefferies | TR/J CRB Global Energy Equity Index Fund

Jefferies | TR/J CRB Global Industrial Metals Equity Index Fund

Jefferies | TR/J CRB Global Precious Metals Equity Index Fund

Jefferies | TR/J CRB Wildcatters Exploration & Production ETF

Jefferies | TR/J CRB Natural Gas Equities ETF